            Exhibit 10.7

MASTER PROPERTY MANAGEMENT AGREEMENT

THIS MASTER PROPERTY MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of October 4, 2017, by and among PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership (“Owner”), and PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership (“Manager”).

R E C I T A L S:

A.    Owner is a limited partnership formed to acquire, own, operate, lease, finance and manage shopping center properties throughout the continental United States. For purposes of this Agreement, Owner and its direct and indirect subsidiaries, and any joint ventures into which any of the foregoing may enter and which are controlled by the Owner, are individually or collectively referred to as “Owner” or “Owners”.

B.    Manager operates and manages shopping center properties located throughout the continental Unites States.

C.    Owner desires to engage Manager, and Manager desires to accept such engagement, to manage the shopping center properties that are now owned or hereafter acquired by Owner, under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties agree as follows:

1.
Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions are equally applicable both to the singular and plural forms:

10.1.
“Gross Receipts” means (i) all fixed and minimum rent, percentage rent and license fees paid by tenants and other occupants of each Property, (ii) the profit of Owner derived from the sale of electricity (i.e., the spread between the wholesale and retail prices of electricity that is re-sold to tenants of the Properties), utilities and heating, ventilation and air conditioning to tenants and other occupants of each Property, (iii) all amounts paid by tenants and other occupants of each Property for common area maintenance, real estate taxes (whether or not such is paid directly to taxing authority), insurance, interest and any other payments of any nature (including attorneys’ fees and late fees) made by any such tenants or other occupants, and (iv) proceeds of rent insurance.

10.2.	“Improvements” means buildings, structures, and equipment from time to time located on the Properties and all parking and common areas located on the Properties.

10.3.	“Leasing Manager” means PHILLIPS EDISON & COMPANY, LTD., an Ohio limited liability company.

10.4.	“Management Fees” means the fees and expenses payable to Manager pursuant to Section 9, “Compensation”.

10.5.	“Manager” means Phillips Edison Grocery Center Operating Partnership I, L.P..

10.6.	“Master Services Agreement” means that certain Master Services Agreement by and between Owner and Leasing Manager dated as of the date hereof.

10.7.	“Owner” means Phillips Edison Grocery Center Operating Partnership II, L.P. and its subsidiaries, as described in Recital A.

10.8.	“Properties” means all of the real estate assets of Owner covered by this Agreement, collectively.

10.9.
“Property” means an individual real estate asset owned by Owner that is made subject to this Agreement through the use of a Property Addendum (as defined below), and all tracts acquired by Owner related to that asset.

10.10.
“Property Addendum” means an addendum (as may be modified, amended or supplemented in writing from time to time) to be attached to this Agreement and incorporated within this Agreement by reference, executed by Manager and by the single asset subsidiary Owner of each Property. All currently owned Properties are subject to a Property Addendum, and as each new Property is purchased it is intended to be made subject to this Agreement. Each Property Addendum will describes its Property, including its real estate and the improvements. If any Property is sold by an individual Owner, the Property Addendum with respect to such Property shall be deemed of no further force or effect from and after the closing of the sale, except to the extent of post-closing management and accounting functions that are required to be performed under this Agreement.

10.11.
“Property Personnel” means employees of Leasing Manager hired or retained by Manager to perform services for the Properties under this Agreement, which services include, but are not limited to, property management, property-level accounting and book-keeping services, property-level budgeting and forecasting, and property-level tax preparation services. Notwithstanding the foregoing, the following persons are not considered Property Personnel: (i) any Manager or Leasing Manager whose primary responsibility is to manage Property Personnel and who is not directly responsible for providing services to a specific Property or group of Properties, and (ii) any person who also serves as an executive officer of Manager or Leasing Manager and/or as an executive officer of Owner.

10.12.	“REIT” means Phillips Edison Grocery Center REIT II, Inc., a Maryland corporation.

2.	Appointment of Manager.

2.1.
Owner hereby engages and retains Manager, for each Property for which a Property Addendum is executed, as the sole and exclusive property manager to perform such functions as are specified in this Agreement and/or on the Property Addendum related to each such Property. Manager hereby accepts such appointment.

2.2.
Manager shall act under this Agreement as an independent contractor and not as the Owner’s agent employee or fiduciary. Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of the Owner except as expressly set forth in this Agreement or in a Property Addendum. Any action taken by Manager which is not expressly permitted by this Agreement shall not bind the Owner.

3.
    Standards.    Manager will in good faith, with due diligence and in accordance with generally accepted management standards in the shopping center industry within the geographical areas of the Properties, perform its management duties and obligations. In all events, the standards of performance shall be consistent with the standards of management to which Manager performs with respect to its own portfolio of properties. Manager shall devote its commercially reasonable efforts to performing its duties under this Agreement to manage, operate, and maintain the Properties in a diligent, careful and professional manner to maximize all potential revenues to the Owner and to minimize expenses and losses to the Owner. The services of Manager are to be of a scope and quality not less than those generally performed by first class, professional managers of properties similar in type and quality to the Properties and located in the same market area as the Properties. Manager will make available to the Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization. Manager will at all times act in good faith and in a commercially reasonable manner with respect to the proper protection of and accounting for the Owner’s assets.

4.	Term. This Agreement shall commence upon full execution of this Agreement and shall continue until terminated in accordance with Section 13.

5.
    Duties of Manager- Property Management. Manager’s duties as property manager for the Properties include the following for each of the Properties (as may be supplemented with additional duties as detailed in the applicable Property Addendum) and for Owner, as applicable:

5.1.	For Accounting and Finance, Manager will:

a)
Calculate, bill and collect rental payments and other charges due to the Owner from tenants in the Properties under the respective tenant leases or otherwise with regard to the Properties. To the extent tenant leases affecting any Property so require, Manager shall timely make or verify any calculations that are required to determine the amount of rent due from tenants, including without limitation calculating percentage rent, operating expense “pass-throughs” and consumer price index adjustments and, where required, shall give timely notice to tenants.

b)	Cash Management.

1)
Establish on behalf of the Owner a concentration account (a “Concentration Account”) at a bank to be specified in writing by Owner, which such Concentration Account will be tied into each Operating Account (as defined below) via a daily automated two-way sweep. Without in any way limited the foregoing, Manager shall not commingle its funds or property or the funds or property of any other entities for which it provides services with any other funds or property of Owner. This automated two-way sweep shall work in the following manner: all checks or wires presented on behalf of each Property’s Operating Account will be funded by having the cash automatically pulled down from the Concentration Account to fund the check or wire, and all cash deposited into each Property’s Operating Account or lockbox accounts will be automatically swept up to the Concentration Account on a daily basis.

2)
Notwithstanding the preceding, if an Owner is not a wholly owned subsidiary of the REIT or Manager and its (a) governing documents of the Owner require, or (b) the payments in respect of a Property are required by a lender to be made into a lockbox account, or (c) if the payments in respect of a Property are required to be handled otherwise by a contractual restriction agreed to by Owner, then such requirements shall be followed by Manager following written notice from by Owner. Funds released from any lockbox account or other arrangement to the custody of the Owner shall otherwise follow the above procedures.

3)
To the extent required by the foregoing paragraph(s), establish on behalf of the Owner for each Property an operating account (“Operating Account”) at a bank to be agreed upon in writing by Owner upon receipt of a fully-executed Property Addendum and an IRS Form W-9 completed by the Owner. If not required by the foregoing paragraph(s), multiple properties may share the same Operating Account. The signature card for the Operating Account shall indicate that Manager is dealing with the Operating Account as a fiduciary of the Owner. The Operating Account and all funds therein is at all times the property of the Owner. The Owner shall have electronic banking system access to the Operating Account which permits it to obtain account information and make withdrawals from the Operating Account.

4)	Notwithstanding anything to the contrary contained in this Agreement, Owner may direct payments or deposits received by Manager or payments or transfers from the Operating Account for a Property to deviate from the above procedures by a written request to Manager. In such event, Manager shall provide the Owner with all information necessary to effect those deposits, transfers or payments.

5)
If required by state law, deposit security deposits and/or advance rentals in separate accounts in the name of the Owner at the financial institution designated by Owner with respect to the applicable Property.

6)	Pay all invoices directly from the Operating Account unless directed otherwise by the Owner or by lender requirements.

7)
On or before the 25th day of each month, submit an invoice to the Owner accompanied by a computation of the fees and expense reimbursements due to Manager in accordance with this Agreement. Owner has the right to review the invoice, and may obtain any supporting documentation from Manager. To the extent that Owner believes the computation provided by Manager is inconsistent with the computation permitted under this Agreement, Owner and Manager shall work together in good faith to reach a computation of fees that is reasonably agreeable to both parties.

8)
Without in any way limiting the foregoing, to the extent required by Owner’s governing documents or applicable lender requirements, Manager will deposit amounts relating to a Property in the respective Property’s Operating Account within five (5) business days’ of receipt. Manager has no proprietary interest in the Concentration Account or any Operating Account, or in any other account authorized by this Agreement, and all sums collected by Manager relating to the Properties and all sums placed in any accounts are the property of the Owner. To the extent not yet deposited, all sums shall be held in trust by Manager for the Owner.

c)
Subject to the terms of this Agreement relating to allocation of expenses, pay fees, expenses and commissions of independent contractors that contract with Manager in the management, operation, maintenance or repair of the Properties. Manager will review all charges before payment to confirm accuracy and agreement.

d)
Prepare and maintain routine and customary financial and business books and records for Owner and the Properties and to employ and supervise outside accountants to prepare income and other tax returns and specialty accounting services for Owner and the Properties. The preparation of income and other tax returns and the performance of such specialty accounting services shall be performed by Manager or, as deemed necessary by Manager, be performed by third party professionals and supervised by Manager at Owner’s expense. Manager will use the accrual method of accounting in accordance with GAAP, with such policies as are to be determined by management subject to Owner’s determination (including without limitation, capitalization policies, depreciation and amortization policies, and such other accounting policies as Owner may direct from time to time).

e)	Maintain fixed asset accounting detail and related depreciation.

f)
Prepare and submit to Owner a proposed operating and capital budget, including an itemized statement of the estimated revenues and expenses in reasonable detail, which shall include, without limitation, reasonable detail as to employee expenses (to be reimbursed to Leasing Manager) for the operation, repair and maintenance of the Properties (the “Budget”) for the calendar year immediately following each submission. Each Budget will be in the form approved by the Owner. A draft Budget for each Property shall be submitted to Owner on or prior to December 15 of the year preceding the January 1 of the year to which the budget applies. Owner will have 21 days after receipt of the Budget within which to approve or reject in writing the same, with any rejection accompanied by a reasonably detailed explanation of the basis for the rejection. Manager will then submit a revised draft Budget to Owner within 10 days after receipt of any rejection. Owner has 10 days after receipt of the revised Budget to approve or reject the same in writing, with any rejection accompanied by a reasonably detailed explanation of the basis for the rejection. The foregoing process will repeat with 10 days between receipt and revision, on Manager’s end, and receipt and acceptance or rejection on Owner’s end, until each Budget has been approved. If the parties cannot come to agreement on a Budget for a Property, then Manager will operate the applicable Property on the Budget most recently approved by Owner. To the extent any expenditure to be made by Manager exceeds the applicable line item in the prior year’s Budget by 5% or more, the same shall require Owner’s prior written consent, exclusive of uncontrollable expenditures and emergencies (included by not limited to snow and ice removal, electricity, insurance premiums and emergency items outside of the control of Manager). Manager will provide supporting information reasonably requested by Owner in connection with its review of any Budget submitted by Manager.

Manager will implement the Budget and use its commercially reasonable efforts to ensure that the actual cost of operating the Properties does not exceed the Budget. The Budget constitutes an authorization for Manager to expend necessary monies to manage and operate the Properties in accordance with the Budget, but subject to the provisions of this Agreement, until a subsequent Budget is approved. The approval of non-recurring costs and capital improvements in the Budget constitutes an authorization for Manager to collect bids for the expenditure and to present a final recommendation to the Owner for expenditure of monies to implement those items.

Without affecting any other limitation imposed by this Agreement and except as may be provided to the contrary elsewhere in this Agreement, Manager will secure the prior written approval of Owner before incurring any liability or obligation for any item in excess of $10,000 not reflected on the approved Budget, except with respect to emergency items as described in this subsection (G). If, however, another threshold with respect to any matter is specified elsewhere in this Agreement or in a written directive or authorization of Owner, then the threshold for that matter will be as set forth in that directive. Manager will provide a report to Owner regarding any emergency expenses or capital requirements as promptly as practicable following the occurrence of the event giving rise to the expenses, specifying the circumstances of the emergency situation or requirement.

g)
Confirm that Leasing Manager pays any wages, salaries, commissions and employee benefits of all Property Personnel, including without limitation workers’ compensation insurance, social security taxes, unemployment insurances, other taxes or levies now in force or hereafter imposed, any claims that may arise under the employee health or worker’s compensation programs maintained by Leasing Manager, employee-related overhead expenses and associated administrative charges with respect to any such Property Personnel (collectively, “Employee Benefits”), all of which are deemed an operating expense of the Properties and which shall be in accordance with approved Budgets. The number and classification of employees serving each Property shall be determined by Manager, as appropriate for the proper operation of each Property.

h)
Deliver to Owner, within 15 days after the end of each month during the term of this Agreement, the monthly reporting package detailed on Exhibit A that relates to the Properties and the immediately preceding calendar month or any portion thereof. The reporting package will be made on an accrual basis and include all transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

i)
Deliver to Owner, within 15 days after the end of each quarter during the term of this Agreement, the quarterly reporting package detailed on Exhibit B that relates to the Properties and the immediately preceding calendar quarter or any portion thereof. The reporting package will be made on an accrual basis and include all transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

j)
Deliver to Owner, within 30 days after the end of each calendar year during the term of this Agreement, the annual reporting package detailed in Exhibit C that relates to the Properties and the immediately preceding calendar year or any portion thereof. The reporting package will be made on an accrual basis and include all transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

k)
File real, personal and ad valorem (real or personal) property tax returns required to be filed by Owner with respect to the Properties and pay all ad valorem taxes and assessments out of the operating accountants of each of the Properties. Manager will also use, on Owner’s behalf, the services of independent tax consultants and attorneys to appeal or challenge real, personal and ad valorem (real or personal) property taxes as identified by Manager, and Manager will manage the appeals process on Owner’s behalf by supplying needed information and making required payments out of the operating funds for each Property or the separate funds of Owner.

l)
Cooperate with the REIT’s independent auditors with respect to the annual audit of the REIT for the purpose of expressing an opinion on the financial statements of the REIT (the “Annual REIT Audit”). In addition, the REIT shall have the right to conduct an audit of Manager’s books and records solely with respect to the fees and expense reimbursements relating to the services provided pursuant to this Agreement (the “Fee Audit”). The REIT may conduct the Fee Audit by using its own internal auditors or by employing independent auditors no more than once per year. Costs associated with conducting such Fee Audits by internal or independent auditors, and costs of the Annual REIT Audit, shall be borne by REIT. If any Fee Audit conducted by or on behalf of REIT reveals a discrepancy in excess of ten percent (10%), and greater than $10,000, for the aggregate fees and expense reimbursements payable during the period under audit pursuant to the Fee Audit, then Manager shall be responsible for the reasonable expenses of such audit.

5.2.	For Operations and asset management (“Asset Management”), Manager will:

a)
Use commercially reasonable efforts to operate in accordance with the Budget unless otherwise specifically approved in writing by Owner, or except in the case of emergencies or uncontrollable expenses.

b)
Investigate, train, supervise and discharge the Property Personnel necessary to maintain and operate the Properties, including without limitation property managers having experience and education satisfactory to Owner. Property Personnel are the agents or employees of Leasing Manager and not of Owner or Manager, but Owner has the right to approve via the annual budget process the compensation of Leasing Manager’s personnel for which Leasing Manager has the right to be reimbursed under the Master Services Agreement. Owner has no right to supervise or direct the Property Personnel. Manager will supervise and at Owner’s expense retain independent contractors, subcontractors, and suppliers to provide for the management, maintenance, repair and operation of the Properties as well as security functions, to the extent services are not sufficiently provided by Property Personnel, but in accordance with the Budget.

c)
Maintain during the term of this Agreement a bond or applicable insurance covering Manager and all persons who handle, have access to or are responsible for Owner’s monies, in an amount and form reasonably acceptable to the Owner. Manager will provide the Owner with a certificate or other satisfactory documentation evidencing the existence and terms of such bond(s) upon execution of this Agreement.

d)
If commercially reasonable within the geographic area in which a Property is located, obtain not less than three (3) competing bids for, and contract with and supervise onsite management of, contractors.

e)	Assist in coordinating the opening and closing of the businesses of tenants, including insurance coverage and signage approval.

f)	Purchase necessary supplies and equipment required for the proper operation, maintenance, repair and restoration of the Properties, in accordance with the Budget.

g)	Cause to be made repairs, replacements, renovations and capital improvements on the Properties, in accordance with the Budget.

h)
Contract and pay charges for utilities used in the operation of the Properties, including without limitation water, electricity, gas, telephone and sewerage services, unless a service is carried or covered under the tenant’s name.

i)
[Contract for and maintain policies of commercial general liability and bodily injury and property damage insurance with respect to the Properties, with companies and in form and substance acceptable to Owner].

j)	Conduct complete inspections of the Properties as is prudent to determine that the same are in good order and repair, but no less frequently than once per calendar quarter.

k)
Forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and make recommendations regarding compliance with the notices as are appropriate given the circumstances.

l)
Maintain business-like relations with the tenants of the Properties and respond promptly to tenant complaints in a prudent, businesslike manner. Manager shall maintain a record of all written tenant complaints for no less than one year and Manager’s response to complaints, which record shall be available for review by Owner.

m)
Analyze all bills received for services, work and supplies in connection with the maintaining and operating the Properties, pay all bills, and pay any other amount payable in respect to the Properties. Manager will use reasonable commercial efforts to pay all bills within the time required to obtain discounts, if any. Manager will comply with any request from Owner to forward certain bills to Owner promptly after receipt. Manager will ensure timely Form 1099 reporting to the IRS, with Form 1099’s filed under Manager’s name and Manager’s taxpayer identification number (TIN), listing Manager as the “payer.” Manager will provide Owner with a signed declaration indicating compliance with Form 1099 reporting as part of the February reporting package. Penalties for misfilings as a result of Manager’s negligence are not to be charged to the property, but are payable by Manager.

5.3.
    For all property management items, Manager will take other actions and perform other functions as Manager reasonably deems advisable for the efficient and economic management, operation and maintenance of the Properties.

6.	Intentionally Omitted.

7.	Intentionally Omitted.

8.
    Duties of Manager- Other.    Manager will in all events comply with the reasonable requests of Owner related to property management of the Improvements to be made to the Properties. Owner will maintain sufficient funds in account(s) so that Manager will have funds available to pay all obligations contemplated under this Agreement when due. Under no circumstances does Manager have any obligation to advance funds to or for the account of Owner.

8.1.
Ownership Agreements. Owner will obtain, review and provide to Manager correct and legible copies of all agreements of limited partnership, joint venture partnership agreements and operating agreements of Owner and its affiliates as well as the articles of incorporation, bylaws, and if applicable, registration statement on Form S-11 (no. 333-164313) of Owner, including all prospectus supplements and post-effective amendments (collectively, the “Ownership Agreements”). Owner will also provide Manager with correct and legible copies of all mortgages on all Properties and inform Manager of any restrictions relating to property use arising from mortgages or recorded declarations. Manager will use reasonable care to avoid any act or omission which, in the performance of its duties, in any way conflicts with the terms of the Ownership Agreements or the mortgages in the absence of the express direction of the Owner, and Manager shall promptly notify Owner if any conflict arises.

8.2.
Periodic Meetings. Manager or its personnel engaged or involved in the management or operation of the Properties shall meet to discuss the historical results of operations, to consider deviations from any budget, and to discuss any other matters so requested by the Owner upon reasonable notice from Owner.

9.	Compensation and Expense Reimbursement.

9.1.
For each Property for which Manager provides property management services, Owner shall pay Manager a monthly management fee equal to four percent (4.0%) of the Gross Receipts for that given month, payable from that month’s receipts, in each case unless a different fee is described in the Property Addendum for that Property.

9.2.
Manager will pay other reimbursable expenses as Owner has approved and deems advisable or necessary for the efficient and economic management of the Properties through its Budget or as otherwise provided for in this Agreement (e.g., for programs that exceed in scope that which Manager would normally utilize for its own properties). Owner will reimburse Manager or Leasing Manager, as applicable, for those expenses, which shall include to the extent included in the applicable Budget, costs of (i) Property Personnel, including wages, salaries, commissions and employee benefits, and supervision of the Property Personnel, (ii) roving maintenance personnel to the extent needed at the Properties from time to time, (iii) travel and entertainment, (iv) printing and stationery, (v) advertising, (vi) signage, (vii) long distance phone calls, (viii) electronic filing expenses, and (ix) other direct expenses. The costs of Property Personnel shall be allocated to each Property by dividing the rentable square feet at each Property by the aggregate rentable square feet of all of the Properties for which each employee provides services and then multiplying the resulting quotient by the individual cost of each employee, unless Owner and Manager agree in writing to another basis for such allocation. The costs of roving maintenance personnel will be charged to each Property at a reasonable hourly or monthly rate pre-approved by Owner for the actual and reasonably necessary services provided by such roving maintenance personnel at each Property. Owner will reimburse Leasing Manager for employee benefits of Property Personnel in an amount equal to 20% of the total compensation payable to each employee. Employee benefits shall not be reconciled to the actual amounts incurred by Owner for the employee benefits of each employee, such that Owner will not be required to reimburse Leasing Manager any additional amounts to the extent that the amounts reimbursed to Leasing Manager for employee benefits of an employee is less than the actual amount of employee benefits paid by Leasing Manager to such employee, and Leasing Manager is not required to reimburse Owner to the extent the employee benefits paid by Leasing Manager to an employee are less than the amount of employee benefits reimbursed by Owner to Leasing Manager for such employee.

9.3.
For each Property for which Manager provides Additional Services as defined in the Property Addendum, Manager is entitled to fees for the Additional Services at market rates for the geographic area in which the applicable Property is located, as may be specifically identified in the Property Addendum.

10.	Insurance.

10.1.
Manager will cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers with respect to insurance which is in effect or for which application has been made. Manager will use its good faith efforts in a commercially reasonable manner to comply with all requirements of insurers.

10.2.
Manager will promptly investigate and report in detail to Owner and the applicable insurance carriers all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair. Manager will prepare for approval by Owner all reports required by the applicable insurance company in connection with any claim. Owner will reimburse Manager’s third party costs in connection therewith. Such reports shall be given to Owner promptly and any report not given within 10 days after the occurrence of any accident, claim, damage or destruction shall be noted in the monthly reports delivered to Owner.

11.
    Liability of Manager.    Manager is not liable for any errors in judgment or for mistakes of fact or of law or for anything which it may in good faith do or refrain from doing, except in the case of gross negligence, fraud or willful misconduct.

12.
    Indemnity.    Owner hereby indemnifies Manager and its managers, employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the Properties, except to the extent caused by the gross negligence, fraud or willful misconduct by Manager and which is not otherwise covered by insurance held by Owner. Owner will name Manager as an “additional insured” or “co-insured” on any and all liability insurance policies for the Properties. Manager hereby indemnifies Owner and its employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the Properties caused by the gross negligence, fraud or willful misconduct of Manager, which is not otherwise covered by insurance held by Owner.

13.
    Termination.    This Agreement may be terminated by either party upon thirty (30) days’ written notice, in total or only with respect to any Property, provided that termination will not affect any rights or obligations accrued to either party prior to termination (subject to any offsetting claims for damages), including, but not limited to payment of property management fees earned to the date of termination. If this Agreement is terminated, then only management fees with respect to any Properties that are subject to such termination and that have accrued prior to the termination date will be due to Manager. Notwithstanding anything to the contrary contained in this Agreement, if either Owner or Manager defaults in performing any of its obligations under this Agreement, or if there is any default by either Owner or Leasing Manager under the Master Services Agreement, then the other party may terminate this Agreement effective upon delivery of notice of default. The indemnification obligations of the parties survive the expiration or termination of this Agreement. Manager’s obligations under this Agreement for physical property management may, at Owner’s election, terminate as to any particular Property upon its sale, provided that Manager’s obligations for the performance of accounting and other so-called “back office functions” shall terminate only at such time as a final tax return with respect to the applicable Property has been prepared and filed and such customary and ordinary information related to the Property or Properties has been provided to Owner. Manager shall cooperate subsequent to any termination of this Agreement as to a particular Property to provide final property reconciliations and other reports as reasonably requested by Owner, with the cost of services provided by Manager to be reimbursed by Owner through the final date of service.

14.	Manager’s Obligations After Termination. Upon the termination of this Agreement, Manager will have the following duties:

14.1.
Manager will deliver to Owner, or its designee, all books and records (including data files in magnetic or other similar storage media but specifically excluding any licensed software) with respect to the Properties.

14.2.
Manager will transfer and assign to Owner, or its designee, or terminate upon Owner’s direction, all service contracts (designated by Owner for transfer and assignment) and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager. Manager will also, for a period of sixty (60) days immediately following the date of such termination (with respect to this entire Agreement or any Property terminated as being subject to this Agreement), make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

14.3.
Manager will render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of management fees claimed to be due Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or their designees and shall assist in the transferring of approved signatories on all Accounts.

14.4.
Manager shall provide accounting services and related services for so long as required to wind-down the operation of the Owner entity which owned the Property, included by not limited to preparing and filing tax returning and corporate governance documentation for so long as required by governing authorities. Owner shall reimburse Manager a reasonable fee for such post-sale services determined by the allocation of Property Personnel providing such services.

15.	No Obligation to Third Parties. None of the obligations and duties of Manager under the Agreement in any way creates any obligations of Manager to any third party with the exception of Owner.

16.
Additional Services. The services contemplated under this Agreement are normal and customary property management services. If Manager is required or requested to perform additional services beyond the scope of this Agreement, then Owner shall pay Manager fees for these additional services at market rates as mutually agreed upon in advance by the parties.

17.
Manager’s Action on Tenant’s Default. If the reasonably expected costs are less than a threshold to be agreed upon by Manager and Owner with respect to each Property (or with respect to leases or contracts less than certain thresholds with respect to each Property), then Manager has the right, in its own name or in the name of Owner, to take any and all actions which Manager deems advisable and which Owner has the right to take, in the event of any tenant's breach of any covenant, provision or condition binding upon tenant under its lease with Owner. Nothing in this paragraph shall be deemed to require Manager to institute legal action against any tenant. If the reasonably expected costs exceed the agreed upon thresholds, then Owner shall only be responsible for those costs if it pre-approves such actions. In addition, if Owner desires to commence legal action notwithstanding Manager’s recommendation to the contrary, then it shall pay for all costs and reasonable attorneys' fees in connection with that action.

18.	Entire Agreement. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

19.
Assignment; Binding Effect. Manager may delegate partially or in full its duties and rights under this Agreement to any wholly owned subsidiary. Any other partial or full delegation or assignment of its duties and rights under this Agreement may be made only with the prior written consent of Owner. Except as provided in the immediately preceding sentence, this Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns.

20.	Amendments. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

21.
Other Business. Nothing contained in this Agreement prevents Manager from engaging in other activities or business ventures, whether or not the other activities or ventures are in competition with Owner or the business of Owner, including, without limitation, property management activities for other parties (including other Real Estate Investment Trusts) and providing services to other programs advised, sponsored or organized by Manager or its affiliates or third parties. This Agreement does not limit or restrict the right of any director, officer, employee, or stockholder of Manager or its affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Manager may, with respect to any investment in which the Owner is a participant, also render advice and service to each and every other participant. Manager will report to Owner the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Manager’s obligations to Owner and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

22.
Notices. All notices under this Agreement shall be in writing and delivered personally or mailed by national overnight courier or certified mail, postage prepaid, addressed to the parties at their last known addresses. All notices shall be in writing and, except when receipt is required to start the running of a period of time, are deemed given when delivered in person or first business day after deposit with a national overnight courier with confirmation of overnight delivery, or on the fifth day after its mailing by registered or certified United States mail, postage prepaid and return receipt requested, at the addresses set forth after the parties’ respect names below or at any different addresses as either party has advised the other party in writing.

MANAGER: With a copy to:
PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.
11501 Northlake Drive
Cincinnati, OH 45249
Attention: Vice-President

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.
11501 Northlake Drive
Cincinnati, OH 45249
Attention: Legal Department

OWNER: With a copy to:
PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P.
11501 Northlake Drive
Cincinnati, OH 45249
Attention: Chief Operating Officer

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P.
222 South Main Street, Suite 1730
Salt Lake City, Utah 84101
Attention: General Counsel

23.
Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right, unless otherwise provided in this Agreement.

24.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

25.
Severability. If any term, covenant or condition of this Agreement or its application to any person or circumstance is held invalid or unenforceable to any extent, then the remainder of this Agreement, or the application of that term, covenant or condition to persons or circumstances other than those to which it is held to be invalid or unenforceable, will not be affected. Each term, covenant or condition of this Agreement is valid and shall be enforced to the fullest extent permitted by law.

26.
Governing Law.    This Agreement will be construed in accordance with and governed by the laws of the State of Ohio. Any action to enforce this Agreement or an action for a breach of this Agreement will be maintained in a binding arbitration proceeding before the American Arbitration Association in Cincinnati, Ohio.

27.	Counterpart. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

28.
Cross-Default. If any default occurs under the Master Services Agreement and results in a termination of the Master Services Agreement or if the Master Services Agreement is otherwise terminated, this Agreement shall also terminate unless otherwise agreed by the parties.

Signatures on next page.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWNER:

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership

By:     /s/ Joe Schlosser
Name:    Joe Schlosser
Title:    Vice President

MANAGER:

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership

By:    /s/ Robert F. Myers
Name:    Robert F. Myers
Title:    Vice President

EXHIBIT A

MONTHLY REPORTING PACKAGE

For the current month and year to date, statements presenting, on a comparative basis, actual to budget (and/or forecast or other projections), including variance explanations for material variances:

•	Executive Summary (operations, capital, tenant/market issues, other)

•	Balance Sheet

•	Income Statement

•	Aged Receivables and Delinquencies Report

•	Rent Rolls (as requested in writing by Owner)

•	Month to date and year to date variance report with explanations (budget to actual and actual to previous year actual)

•	List of any material accrual adjustment that may have been missed on the last business day of each month

•	Consolidated Financial Statements

•	Reforecast operating projections and cash flow

•	Any additional reports that Owner shall reasonably request

EXHIBIT B

QUARTERLY REPORTING PACKAGE

•	All items in the monthly reporting package.

•	Quarter to date variance reports with explanations compared to budget and same period prior year.

•	Copy of cash receipts ledger entries for such period, if requested.

•	The originals (or copies, as Owner may request) of all contracts entered into by Manager on behalf of Owner during such period, if requested.

•	Consolidated financial statements.

•	Such other reports as may be required by Owner.

EXHIBIT C

ANNUAL REPORTING PACKAGE

•All items in the quarterly reporting package which shall include annual operating statements and a list of variances and explanations of material variances (budget to actual and actual to previous year actual).

•All information required for tax filings, as determined by Owner.

•Certifications of assessment, testing and compliance with internal controls.
Any other reports reasonably requested by Owner.

Form of Property Addendum
Original Agreement Date: ____________________

PROPERTY DESCRIPTION:

Property Name:
Street Address:
City, State, Zip Code:
County:
Owner Name:
Owner Tax ID#:
Tax Parcel ID #:

SERVICES TO BE PROVIDED:

Property Management Services as specified in this Agreement with:

No changes

_____    Changes as follows: ________________________________________________
_________________________________________________________________
_________________________________________________________________
Threshold pursuant to Section 16: Total expenses per matter not to exceed $2,500 without consent of Owner            _________________________
_________________________________________________________________
_________________________________________________________________

Property Management Fees:

Property Management Fee: 4.0% of Gross Receipts, as specified in Section 9.1.

ADDENDUM TO MASTER PROPERTY MANAGEMENT AGREEMENT
Between Phillips Edison Grocery Center Operating Partnership II, L.P. (“Owner”), and Phillips Edison Grocery Center Operating Partnership I, L.P. (“Manager”) dated ___________________, 2017 (the “Agreement”)

PROPERTY DESCRIPTION:

Property Name:	«Name»
Street Address:	«Address»
City, State, Zip Code:	«City», «State» «Zip»
County:	«County»
Property Owner Name:	«Owner»

SERVICES TO BE PROVIDED:

Property Management Services as specified in this Agreement with:

X     No changes

_____    Changes as follows: ________________________________________________
_________________________________________________________________
_________________________________________________________________
_____    Threshold pursuant to Section 16: Total expenses per matter not to exceed $2,500             without consent of Owner            _________________________
_________________________________________________________________
_________________________________________________________________

Property Management Fees:

X	Property Management Fee: 4.0% of Gross Receipts, as specified in Section 9.1 of the Agreement.